EXHIBIT 8

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Frayda B. Lindemann hereby constitutes and appoints David J. Lavan and Sean P. McGuinness, or any one of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, to sign any amendment to a Statement on Schedule 13D and any Report on Form 4 or Form 5, in any such case with respect to her beneficial ownership of shares of Southern Union Company common stock, $1.00 per share par value (“Common Stock”), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the New York Stock Exchange (or any other exchange or similar system for trading on which the Common Stock hereafter becomes listed or qualified for trading or quoting).

Dated: August 4, 2005

/s/ Frayda B. Lindemann
Frayda B. Lindemann